Exhibit 5

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167
http//www.monsanto.com

November 1, 2017

Monsanto Company
800 N. Lindbergh Boulevard
St. Louis, Missouri 63167
Phone (314) 694-1000
Ladies and Gentlemen:
As Executive Vice President, Secretary and General Counsel of Monsanto Company, a Delaware Corporation having its general offices at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 (the “Company”), I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended. The Registration Statement relates to additional Savings and Investment (Parity) Plan Obligations (“Obligations”) in the amount of $7,000,000 under the Monsanto Company ERISA Parity Savings and Investment Plan (the “SIP Parity”).
I am also familiar with the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws as now in effect, and with all corporate and other proceedings taken by the Company’s Board of Directors relative to the authorization of the SIP Parity, including the proposed delivery of up to $7,000,000 of Obligations thereunder.
It is my opinion that the Obligations will be legally valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, or general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding at law or in equity, and to the extent indemnification provisions contained in such documents, if any, may be limited by applicable federal or state law and consideration of public policy.
I hereby consent to the filing of this opinion as an exhibit to and references to this opinion in said Registration Statement and to its use in connection therewith. My consent is not an admission that the consent is required by Section 7 of the Securities Act of 1933.
Very truly yours,

/s/ David F. Snively
David F. Snively
Executive Vice President, Secretary and
General Counsel, Monsanto Company